                                                                       EXHIBIT 10.3

SECOND AMENDMENT TO THE
FIRST GUARANTY BANK
EMPLOYEE STOCK OWNERSHIP PLAN

THIS SECOND AMENDMENT to the First Guaranty Bank Employee Stock Ownership Plan (the “Plan”) is made by First Guaranty Bank (the “Bank”).

WHEREAS, the Bank adopted the Plan effective January 1, 2003; and

WHEREAS, the Bank wishes to amend the Plan to provide that, effective April 1, 2007, certain in-service distributions may be made to Participants after satisfying certain timing rules; and

WHEREAS, the Bank reserved the right, under Section 13.3 of the Plan, to amend the Plan by an instrument in writing executed by the Bank;

NOW, THEREFORE, effective April 1, 2007, the following amendment to the Plan is hereby adopted:

1.           Section 10 shall be amended by adding new Section 10.11 to read as follows:
10.11     In-Service Regular Distributions.  Effective April 1, 2007, a Participant may request during the Plan Year a distribution of all or any portion of his or her vested Account, provided that no distributions shall be made under this Section 10.11 unless: (i) the amounts to be distributed have been held in the Participant’s Account for at least two years; or (ii) the Participant has five (5) or more years of participation in the Plan.  All in-service regular distributions under this Section 10.11 shall be made according to such nondiscriminatory procedures as may be required by the Committee.  Notwithstanding anything herein to the contrary, the Committee may limit the number of times that a Participant may make such request during a Plan Year or may designate the time during the Plan Year that such request or such distribution may be made, provided, however, that such request may be made at least one time during each Plan Year.  A Participant may elect to receive the in-service distribution in Stock or cash, and if the distribution is to be made in cash, the Trustee shall re-allocate to the extent possible the Stock in the Participant’s Account to other Participants and shall re-allocate cash from such other Participant’s Accounts to the Participant.  Should Stock in a Participant’s Account be reallocated to other Participant’s in order to re-allocate cash to the Account of the Participant entitled to such distribution, the determination of the value of such Stock shall be based on the value of such Stock on the immediately preceding Valuation Date.  If the distribution shall be made in Stock, the Participant shall be given the right to put such shares to the Employer in accordance with Section 10.6 hereof.

IN WITNESS WHEREOF, the Bank has caused this Amendment to be executed as the _15th__ day of ____March_____, 2007.

FIRST GUARANTY BANK

__03/15/2007__________                                                                                                By: /s/Collins Bonicard
Date                                                Collins Bonicard
                                                   Secretary